UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – March 29, 2006

________________________

WEST PHARMACEUTICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

_____________________

Pennsylvania	1-8036	23-1210010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Gordon Drive, PO Box 645, Lionville, PA		19341-0645
(Address of principal executive offices)		(Zip Code)

610-594-3319

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On March 5, 2005, the Compensation Committee of the Board of Directors of West Pharmaceutical Services, Inc. approved the vesting of performance-vesting restricted shares (“PVRS”) awarded to the Company’s senior management for performance period I (2004). On February 24, 2006, the Committee approved the vesting of PVRS awards for performance period II (2004-2005). These Committee actions have been disclosed in a Form 8-K/A filed with the Securities and Exchange Commission on March 10, 2005 and a Form 8-K filed on March 3, 2006.

PVRS awards allow the recipients to earn shares of the Company’s common stock contingent upon the achievement of defined performance goals over specified performance periods.

In connection with those vesting events, Donald E. Morel, Jr., the Company’s Chairman and Chief Executive Officer, earned 31,748 shares in respect of performance period I and 45,000 shares in respect of performance period II. On March 29, 2006, the Committee adjusted the timing of the receipt of his shares to comply with Plan provisions that limit the amount of stock that may be paid to any individual in a performance period to no more than $500,000 (as measured by the fair market value of the Company’s stock on the date of grant). As a result, the portion of Dr. Morel’s awards for those periods that exceed the annual $500,000 limitation will not be payable until the date of his termination, or, if earlier, the date that the annual $500,000 limitation is increased. The specific amounts and timing of the shares Dr. Morel will receive are shown below:

	Performance Period I (2004)	Performance Period II (2004-2005)
Shares to be received currently	24,434	23,221
Shares to be received upon termination or date $500,000 limit is increased	7,314	21,779
Total shares earned	31,748	45,000

All PVRS awards are made under the Company’s 2004 Stock-Based Compensation Plan (the “Plan”), which has been approved by the Company’s shareholders. The Committee is currently considering a recommendation to the full Board that the Plan be amended to increase the annual $500,000 limitation. Any such amendment will be submitted to the Company’s shareholders for approval, as required by New York Stock Exchange regulations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST PHARMACEUTICAL SERVICES, INC.

/s/ John R. Gailey III
John R. Gailey III
Vice President, General Counsel and Secretary

April 3, 2006